EXHIBIT 2.4

                HARTMARX ACQUISITION OF PLAID ASSETS COMPLETED

                              Contact:  Frank Brenner  312-357-5111

               CHICAGO, November 27, 1996 -- Hartmarx Corporation (NYSE: HMX) today announced that it has completed its purchase of certain assets of Plaid Clothing Group, Inc. in accordance with the November 22, 1996 bankruptcy court order approving this transaction.

               Hartmarx produces and markets business, casual and golfing apparel under a number of leading brands including Hart Schaffner & Marx, Hickey-Freeman, Burberry's, Austin Reed, KM by Krizia, Tommy Hilfiger, Nino Cerruti, Pierre Cardin, Perry Ellis, Kenneth Cole, Gieves & Hawkes, Claiborne, Evan Picone, Daniel Hechter, Riserva, Robert Comstock, Karl Lagerfeld, Palm Beach, Racquet Club, John Alexander, Brannoch, Jack Nicklaus, Bobby Jones, Sansabelt, Hawksley & Wight, Crossings and Barrie Pace through a broad range of channels including fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.